EXHIBIT 10.1

Zimmer GmbH

Sulzerallee 8

CH-8404 Winterthur

Phone  +41 (0)58 854 80 00

Fax  +41 (0)52 244 86 40

www.zimmerbiomet.com

Employment Agreement

between

Zimmer GmbH

Sulzerallee 8, 8404 Winterthur

and

Mr Didier Deltort, born on ●, in ●

(hereinafter referred as ,Mr. Deltort“)

will be hired in terms of Art. 319ff. OR.

1.	Hire date, position and work location

1.1

Mr. Deltort (“you”) will be employed effective August 20, 2018, as President EMEA, Level Z04. In this function you will report directly to Bryan C. Hanson, the President and Chief Executive Officer of Zimmer Biomet Holdings, Inc. (the “Company” and together with Zimmer GmbH and its other subsidiaries, the “Zimmer Biomet Group”). You will also be a member of the Company’s global Leadership Team.

1.2	The position will be based in Winterthur, Switzerland and will be entered into Commercial Register as President EMEA.

2.	Contract duration, probationary period, notice period and severance

2.1

This Agreement shall be valid for an indefinite time period. The probationary period months has been waived as per agreement but would be normally 6 months according to the Contractual Employment Conditions (Swiss terms and conditions of employment, hereinafter referred as the “AVB”).

2.2	The employment may be terminated in writing by either party with a notice period of 6 months from the end of the month in which the notice is given. This term of notice deviates from the AVB.

2.3

In this role, you will be eligible to participate in the Company’s Executive Severance Plan, as amended.  As an eligible Leadership Team member, in the event of your involuntary separation without Cause as defined under the plan, your severance benefit offer would include the sum of your final base salary and final target bonus.  Payment would be made in lump-sum form, less applicable tax withholdings, subject to your entering into a general release in the form provided by the Company. There would be no duplication of benefits provided under the Change in Control (“CIC”) Severance Agreement or otherwise.  Your continued eligibility for participation in this plan will be in accordance with terms of the plan as defined and administered by the Company, and taking into account your then-current job Z-grade, role and responsibilities in the Company.

2.4

In your role, you will be eligible to receive a CIC Severance Agreement, subject to execution of the enclosed Confidentiality, Non-Competition, and Non-Solicitation Agreement.  The agreement would provide you with certain severance benefits following a change in control of Zimmer Biomet Holdings, Inc. and related termination of your employment. Once you return the Confidentiality, Non-Competition, and Non-Solicitation Agreement, we will prepare the CIC Severance Agreement along with a cover memo outlining the benefits under the agreement. Your continued eligibility for potential CIC severance benefits in the event of a change in control would be in accordance with terms of the agreement.

3.	Salary and bonus

3.1

The annual base salary amounts to CHF 500’000 gross. It will be paid in twelve monthly installments and is subject to all social securities, tax and other mandatory deductions. Remittance is made at the end of each month via bank transfer to a Swiss Bank Account.

3.2

You will be eligible to participate in the 2018 Executive Performance Incentive Plan (“EPIP”) upon your hire date.  Your target bonus will be eighty percent (80%) of your eligible earnings (which will consist primarily of base salary payments) for the year. Payout may be more or less than this target percentage, depending on actual year-end results for the established performance measures.  Payment will occur in or around March of the year following the bonus period after annual performance measures upon which the bonus is based have been determined. You must remain employed by the Zimmer Biomet Group at the time of bonus payout to receive the bonus.

You will participate in the EPIP based upon the financial EMEA metric group and an individual bonus component.  Your bonus will be determined based 90% on the financial EMEA metric and 10% on evaluated accomplishment of your goals and objectives.  Your 2018 bonus will be prorated for a partial year of service by applying the earned bonus percentage to your eligible Zimmer Biomet Group earnings for the year.

4.	Long Term Incentive Plan (LTI) Plan Award

4.1	You will be eligible to be considered for participation in the Zimmer Biomet Holdings, Inc. equity award program in effect at the time.

4.2	We anticipate that the Company’s 2019 LTI Plan grants will have two components:

•Stock options and

•Performance-based Restricted Stock Units (“PRSUs”).

The LTI structure currently offers participants a diversified award of 50% stock options and 50% PRSUs that can provide more consistent value than an award of stock options alone.  Further, we believe this structure assists the Company in remaining competitive within the global labor market and creates a compelling and valuable long-term incentive for participants. For 2019, we anticipate two performance metrics for the PRSUs, and that payouts will be determined based 50% on the Company’s relative total shareholder return against the S&P 500 Health Care Index constituents and 50% on the Company’s constant currency revenue growth. We will provide additional details and information on this PRSU design in or around March 2019.

We will review the performance metrics, equity award types and value mix in conjunction with the 2019 annual grant and will communicate when the Compensation and Management Development Committee of the Company’s Board of Directors (“Compensation Committee”) has made these determinations. Thereafter, the applicable performance metrics, equity award types and value mix will be subject to annual review and approval by the Compensation Committee.

For 2019, your estimated LTI grant date fair value in this role will be approximately $1,200,000 (USD).  We anticipate the grant date of the 2019 award will be in or around March 2019, subject to the Compensation Committee's approval.

LTI grant values are based upon our compensation philosophy, which is reviewed annually by the Compensation Committee and adjusted as warranted.  Please keep in mind that your job responsibilities, performance against your goals and objectives, the overall financial results of the Company and peer group / market compensation practices also impact LTI grant values each year.  All eligible equity awards are made in USD.

All equity awards are subject to Compensation Committe approval and other terms and conditions of the 2009 Stock Incentive Plan, as amended from time to time; award agreements; and your execution of a non-compete agreement in the form provided by the Company.

5.	Company Car

You will be entitled for a Company Car, according to the European Car Policy, as amended from time to time.  It has been agreed that in this instance, it will be an Audi A7.

6.	Working time and holiday

6.1

The working hours result from the requirements of the function, and you will not be eligible for paid overtime. To compensate overtime, you will be entitled to 5 additional vacation days per calendar year.

6.2

The annual holiday entitlement is according to the Collective Employment Agreement of the Engineering Industry (hereinafter referred to as the “GAV”); depending on your age, it would be at least 30 days + 5 additional days as referenced in 6.1 above.

7.	Relocation

7.1	The Company is offering you relocation from your home location to Winterthur, Switzerland (according to the Zimmer Biomet “Cross Border Local Hire Policy”).

7.2	In case of contract cancellation by the employee within 12 (twelve) months of effective hire date, all relocation payments will have to be repaid on a pro-rata-temporis basis.

7.3	All benefits and lump sum payments according to the policy rules paid through payroll regarding the relocation are taxable according to the Swiss law.

8.	Pension plan

For pension purposes, you will be covered under the terms and conditions of the following two schemes: “Sulzer Vorsorgeeinrichtung (SVE)” and “Johann Jakob Sulzer Stiftung (JJS).

9.	Confidentiality, Non-Competition, and Non-Solicitation Agreement

You commit to sign as an attachment to this Employment Contract a Confidentiality, Non-Competition, and Non-Solicitation Agreement.

10.	Applicable Law and Place of Jurisdiction

The Employment Contract takes effect when signed by both parties. Employment is subject to Swiss Law and the GAV. The courts of law in the Canton of Zurich have jurisdiction.

11.	Contract supplement

11.1

You must treat in absolute confidence all information acquired in the course of employment, which is not public knowledge. This obligation continues to apply after the employment relationship has ended.

The collection, supply and forwarding of information to third parties, as well as publications in word, text, image or sound in respect of technical matters and other issues concerning the Zimmer Biomet Group, require the express consent of the Company.

In connection with your employment with Zimmer GmbH, relevant personal data will be collected and processed. The details relating to the collection and processing of these data are contained in the EEA and Switzerland Employee Privacy Policy and Notice (the “Privacy Policy”, which is available on the Company’s intranet site, The Circle, on the Privacy page. In particular, the Privacy Policy provides information on the specific categories of personal data collected, the reasons for collection of the data, how the data is processed and shared, how it is safeguarded, how it is transferred within the Zimmer Biomet Group as well as to authorized third parties, and how it may be transferred outside of the EEA and Switzerland. The Privacy Policy also contains information on how to exercise the right to access, amend, or rectify the data, as well as who to contact in case of questions or in cases where the rights might have been violated.

11.2	The following documents build an integral part of this employment contract, if not otherwise specified in this contract:

•	Collective Employment Agreement of the Engineering Industry (GAV)
•	Contractual Employment Conditions Zimmer (Arbeitsvertragliche Bestimmungen Zimmer, AVB)
•	Terms and conditions of the “Sulzer Vorsorgeeinrichtung (SVE)” and terms and conditions of the “Johann Jakob Sulzer Stiftung (JJS)
•	Zimmer Biomet Code of Business Conduct and Ethics
•	Confidentiality, Non-Competition, and Non-Solicitation Agreement
•	Zimmer Biomet “Cross Border Local Hire Policy”

•	European Car Policy
•	Privacy Policy
•	HR Conflicts of Interest Policy
•	Compliance-related Policies

11.3	In the event of any discrepancies between this contract of employment and the general contract terms, the contract of employment shall take precedence over the general contract terms.

Mr. Deltort confirms the receipt of the before mentioned documents and his agreement with the contents.

Winterthur, June 28, 2018

Zimmer GmbH

/s/ Asif Hussain

Asif Hussain

VP, Human Resources, EMEA

Agreed:

Place and Date: Venerque, July 2, 2018	Employee:	/s/ Didier Deltort
Didier Deltort

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